Exhibit 10.40

Compensation Arrangements for

Certain Named Executive Officers

Set forth below is a summary of the compensation arrangements of the executive officers to be named in the Company’s 2007 Proxy Statement for the Annual Meeting of Stockholders, other than Mr. Jon P. Vrabely, who was appointed as the Company’s President and Chief Executive Officer effective January 1, 2007, and Mr. Michael A. Lupo, the Company’s former President and Chief Executive Officer, each of whom is covered by a written employment agreement filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “Form 10-K”), and Mr. Hank Krey, the Company’s former Vice President, Chief Information Officer who resigned effective March 30, 2006.

Each of the executive officers named below is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors.

Base Salaries. On February 28, 2007, the base salaries of the executive officers are as set forth below:

Name and Position	Base Salary Amount
David L. Fleisher, Vice President, Chief Financial Officer and Secretary	$275,000

Brian D. Robinson, Vice President, Chief Information Officer	$190,000

Darlene K. Schroeder, Vice President, Human Resources	$175,000

Base salaries are adjusted from time to time, generally annually. Any such adjustments are approved by the Management Organization and Compensation Committee.

Bonuses and Equity Awards. These executive officers are also eligible to participate in the Company’s annual incentive compensation plans and equity incentive compensation plans, as provided in the terms of such plans. Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K.